Exhibit 4.10
RESTRICTED STOCK AGREEMENT
     THIS AGREEMENT (the “Agreement”) is made as of                     , by and between Ashmore Energy International, a Cayman Islands corporation (formerly Prisma Energy International Inc. and referred to in this Agreement as the “Company”), and                      (the “Executive”).
     WHEREAS, the Executive is a participant in the Prisma Energy International Inc. Sales Incentive Plan (the SIP”); and
     WHEREAS, as a result of the change in control of the Company that occurred on September 7, 2006, the Executive is entitled to a cash award payment under the SIP on September 7, 2007 (the “Deferred Cash Payment”), provided he remains employed by the Company or a subsidiary of the Company on that date or terminates employment prior to that date under certain circumstances; and
     WHEREAS, the Company has offered to grant to the Executive an award of restricted stock upon the terms and conditions set forth in this Agreement in lieu of the Deferred Cash Payment, and the Executive has accepted such offer.
     NOW, THEREFORE, the Company and the Executive agree as follows:
     1. Grant of Restricted Stock.
          (a) Subject to and upon the terms, conditions, and restrictions set forth in this Agreement and in the Company’s 2004 Stock Incentive Plan (the “Plan”), the Company hereby grants to the Executive                      ordinary shares of the Company (the “Restricted Stock”). The Restricted Stock will be fully paid and nonassessable and will be registered in the name of the Executive, such registration to include the restrictions contained in this Agreement.
          (b) The Executive accepts of the grant of Restricted Stock in lieu of an amount equal to                     % of the Deferred Cash Payment. Acceptance of this grant is a change in payment election by the Executive under Section 409A of the Internal Revenue Code of 1986, as amended, and is subject to the transition relief set forth in Section XI.C of the Supplementary Information to the proposed regulations under Section 409A published by the U.S. Department of the Treasury on September 29, 2005.
          (c) The Executive hereby represents and warrants to the Company that (check one):
☐ he is a U.S. Person (as defined below) and that each of the representations and warranties set forth in Exhibit A hereto are true and correct; or
☐	he is not a U.S. Person and that each of the representations and warranties set forth in Exhibit B are true and correct.

As used herein the term “U.S. Person” means any natural person resident in the United States, its territories or possessions.
     2. Restrictions on Transfer of Restricted Stock. The shares of Restricted Stock may not be transferred, sold, pledged, exchanged, assigned or otherwise encumbered or disposed of by the Executive, except to the Company, until the shares become vested and nonforfeitable in accordance with Section 3; provided, however, that the Executive’s interest in the Restricted Stock may be transferred at any time by will or the laws of descent and distribution. After the shares of Restricted Stock become vested and nonforfeitable, the shares will continue to be subject to any restrictions on transfer imposed under applicable securities laws and to the provisions of Section 7 and Section 8. Any purported transfer, encumbrance or other disposition of the Restricted Stock that is in violation of this Agreement will have no effect, and the other party to any such purported transaction will not obtain any rights to or interest in the Restricted Stock.
     3. Vesting of Restricted Stock.
          (a) On September 7, 2007, 50% of the shares of Restricted Stock will become vested and nonforfeitable, and on September 7, 2008, the remaining shares of Restricted Stock will become vested and nonforfeitable, provided the Executive has remained in the continuous employment of the Company or a subsidiary of the Company on the applicable vesting date.
          (b) Notwithstanding the provisions of Section 3(a), all of the shares of Restricted Stock will immediately become vested and nonforfeitable in the event of (I) a Change in Control (as hereinafter defined); (ii) the Executive’s death or Disability (as hereinafter defined) while in the employment of the Company or a subsidiary of the Company; or (iii) the Executive’s termination of employment by reason of Involuntary Termination (as hereinafter defined) or Good Reason (as hereinafter defined). For purposes of this Agreement:
          (i) “Change in Control” means any of the following events: (A) any person (as such term is used in Section 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “beneficial owner” (as determined pursuant to Rule 14d-3 under such Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities; or (B) during any period of two consecutive years (not including any period prior to the date of this Agreement), individuals who at the beginning of such period constitute the members of the Board of Directors of the Company and any new director whose election to the Board of Directors or nomination for election to the Board of Directors by the Company’s shareholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board of Directors of the Company; or (C) the Company merges with or consolidates into any other corporation or entity, other than a merger or consolidation which results in the holders of the voting securities of the Company outstanding immediately prior to such transaction holding immediately after such transaction securities representing more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such transaction; or (D) the shareholders of the Company approve and effect a plan of complete liquidation of the Company; or (E) the Company sells or otherwise disposes of all or substantially all of the Company’s assets; excluding, however, in any event described in clause (A) or (C) above any primary or secondary public offering of the Company’s shares.
          (ii) “Disability” means the total and permanent disability of the Executive that qualifies the Executive for benefits under the long-term or extended disability plan of the Company or subsidiary of the Company covering the Executive.
          (iii) “Involuntary Termination” means the termination of the Executive’s employment with the Company or a subsidiary of the Company at the election of the Company or subsidiary, provided that such termination is not a Termination for Cause.
          (iv) “Termination for Cause” means the Executive’s termination of employment at the election of the Company or a subsidiary of the Company because of the Executive’s (A) conviction of a felony (which, through lapse of time or otherwise, is not subject to appeal); or (B) willful refusal without proper legal cause to perform Executive’s duties and responsibilities; or (C) willfully engaging in conduct which the Executive has, or in the opinion of the Compensation Committee of the Board of Directors of the Company should have, reason to know is materially injurious to the Company or a subsidiary of the Company. Such termination of employment will be effected by notice delivered by the Company or subsidiary of the Company to the Executive and will be effective as of the date stated in such notice; provided, however, that if (1) such termination of employment is because of the Executive’s willful refusal without proper cause to perform any one or more duties and responsibilities and (2) within seven days following the date of such notice the Executive ceases such refusal and uses all reasonable efforts to perform such duties and responsibilities, the termination of employment, if made, will not be a Termination for Cause.
          (v) “Good Reason” means any of the following events without the Executive’s written consent, (A) any significant reduction in the amount of the Executive’s compensation, (B) any significant reduction by the Company in the aggregate value of the Executive’s benefits under the Company’s “employee benefit plans” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended) as in effect from time to time (unless such reduction is pursuant to a general change in benefits applicable to all similarly situated employees of the Company and its subsidiaries), (C) the assignment to the Executive of any duties materially inconsistent with the Executive’s status or responsibilities as in effect immediately prior to the date of this Agreement, (D) any material diminution in the status or responsibilities of the Executive’s position from that which existed immediately prior to the date of this Agreement or (E) a relocation of employment that either is further than 50 miles from the Executive’s place of employment or requires the Executive to travel more than an additional 50 miles farther than the Executive’s place of employment, excluding any travel that may be consistent with the Executive’s travel obligations. For purposes of this

Section 3(b)(v), a significant reduction in the amount of the Executive’s compensation will occur if the Executive is not eligible to receive direct compensation (including base salary, bonus opportunity and incentive compensation (both short and long-term)) that is at least 90% of the value of total compensation which the Executive was eligible to receive from the Company immediately prior to the date of this Agreement; and a significant reduction in the aggregate value of the Executive’s benefits will occur if the Executive is not eligible to receive benefits that are at least 90% of the value of benefits which the Executive was eligible to receive from the Company immediately prior to the date of this Agreement.
     4. Forfeiture of Restricted Stock.
          (a) Subject to the provisions of Section 3(b), any unvested shares of Restricted Stock will be forfeited if the Executive ceases to be continuously employed by the Company or a subsidiary of the Company at any time prior to the applicable vesting date set forth in Section 3(a). If the forfeiture occurs before September 7, 2007, the shares of unvested Restricted Stock will be cancelled as of the date of the Executive’s termination of employment without any payment to the Executive. If, however, the forfeiture occurs on or after September 7, 2007, the shares of unvested Restricted Stock will be cancelled as of the date of the Executive’s termination of employment, and the Company will pay to the Executive not later than 60 days after the date of termination of employment an amount equal to the lesser of (I) one-half of the Deferred Cash Payment to which the Executive would have been entitled to receive on September 7, 2007, in the absence of this Agreement and (ii) the Fair Market Value of the forfeited shares as of the date of termination of employment.
          (b) For purposes of this Agreement, the term “Fair Market Value” means (A) prior to the initial public offering of the Company’s shares, the determination made by the Board of Directors in good faith of the fair market value of the shares as of any applicable date and (B) after such initial public offering, the closing price on such date (or if such date is not a day on which shares are traded, the immediately preceding date on which the shares are traded) of the Company’s shares as reported on the principal securities exchange on which shares are then listed or admitted to trading or if not so reported, the average of the closing bid and ask prices on such day as reported on the National Association of Securities Dealers Automated Quotation System or if not so reported, as furnished by any member of the National Association of Securities Dealers, Inc. selected by the Company.
     5. Dividend, Voting and Other Rights.
          (a) Except as otherwise provided in this Agreement, the Executive will have all of the rights of a shareholder with respect to the shares of Restricted Stock, including the right to vote such shares; provided, however, that any additional shares or other securities that the Executive may become entitled to receive pursuant to a stock dividend, stock split, combination of shares, recapitalization, merger, consolidation, separation or reorganization or any other change in the capital structure of the Company will be subject to the same restrictions as the shares of Restricted Stock.

          (b) Any cash dividends that are payable with respect to shares of Restricted Stock will be accumulated and paid to the Executive at the time the shares of Restricted Stock become vested and nonforfeitable in accordance with Section 3. If any shares of Restricted Stock are forfeited, the cash dividends accumulated with respect to such shares will also be forfeited.
     6. Retention of Stock by the Company. The Restricted Stock will be held in custody by the Treasurer of the Company, together with a transfer form endorsed in blank by the Executive, until those shares have become vested and nonforfeitable in accordance with Section 3. In order for the award of Restricted Stock under this Agreement to be effective, the Executive must sign and return the attached transfer form to the attention of the Treasurer of the Company at the Company’s offices in Houston, Texas.
     7. Lock-Up Agreement. In connection with each underwritten public offering of the Company’s shares, the Executive agrees to be bound by and, if requested, to execute and deliver a lock-up agreement with the underwriter(s) of such public offering restricting the Executive’s right to (I) transfer any shares awarded under this Agreement or (ii) enter into any swap or other arrangement that transfers to another any of the economic consequences of ownership of such shares, in each case to the extent that such restrictions are agreed to (A) in the case of the initial public offering of the Company’s shares, by the Board of Directors of the Company, and (B) otherwise, by the holders of a majority of the shares participating in the public offering; provided, however, that the Executive will not be required by this Section 7 to be bound by a lock-up agreement covering a period of greater than 90 days (180 days in the case of the initial public offering of the Company’s shares) following the effectiveness of the related registration statement plus such additional period of up to 17 days as may be required by the underwriters to satisfy regulations of the National Association of Securities Dealers, Inc. and permit the managing underwriters’ analysts to publish research updates.
     8. Call Option.
          (a) Upon termination of the Executive’s employment with the Company or a subsidiary of the Company for any reason, the Company will have the right, exercisable for a period of 90 days after the date of the Executive’s termination of employment (the “Call Option Period”), to purchase any or all of the shares of Restricted Stock that had become vested and nonforfeitable pursuant to this Agreement at the time of termination of employment (the “Call Option”). The Company may purchase all of the Executive’s shares at a per share price equal to the Fair Market Value of the shares (as determined under Section 4(b)) on the date on which the Company gives written notice to the Executive that the Company is exercising the Call Option. If, prior to the date the Company exercises the Call Option, the Executive sells or otherwise transfers all or any portion of the shares, the shares, the shares sold or transferred will remain subject to the terms and conditions of this Section 8.
          (b) The Company may exercise the Call Option, in whole or in part, by delivery of written notice (the “Call Notice”) to the Executive no later than 90 days after the Executive’s termination of employment. The Call Notice will state that the Company has elected to exercise the Call Option and will set forth the purchase price of the shares to be purchased.

          (c) The closing of the purchase and sale of the shares pursuant to this Section 8 will take place as soon as reasonably practicable, and in any event not later than 30 days after the date of the Call Notice (provided that such time will be extended as necessary to comply with applicable legal requirements) at the principal office of the Company or at such other time and location as the Company and the Executive may mutually determine. At the closing, the Executive will deliver to the Company an executed transfer form, and the Company will pay to the Executive by certified or bank check or wire transfer of immediately available federal funds the purchase price of the shares being purchased by the Company. The delivery of the shares by the Executive will be deemed a representation and warranty by the Executive that (I) the Executive has full right, title and interest in and to the shares, (ii) the Executive has all necessary power and authority and has taken all necessary action to sell the shares and (iii) the shares are free and clear of any and all adverse claims.
          (d) The Executive acknowledges and agrees that neither the Company nor any person directly or indirectly affiliated with the Company (in each case whether as a director, officer, manager, employee, agent or otherwise) will, subject to applicable law, have any duty or obligation to disclose to the Executive, and the Executive does not, subject to applicable law, have any right to be advised of, any material information regarding the Company at any time prior to, upon, or in connection with any termination of the Executive’s employment with the Company or a subsidiary of the Company or upon the exercise of the Call Option or any purchase of the shares pursuant to the Call Option.
          (e) The foregoing provisions of this Section 8 will expire upon the earlier of (i) a Change in Control (as defined in Section 3) and (ii) the closing of the initial public offering of the Company’s shares.
     9. No Employment Contract. Nothing contained in this Agreement will confer upon the Executive any right with respect to continuance of employment with the Company or any subsidiary of the Company, nor limit or affect in any manner the right of the Company or any subsidiary of the Company to terminate the employment or adjust the compensation of the Executive.
     10. Taxes and Withholding. To the extent that the Company or any subsidiary of the Company will be required to withhold any federal, state, local or foreign taxes in connection with the vesting of the Restricted Stock or the payment of any amounts to the Executive under this Agreement, and the amounts payable to the Company or any subsidiary of the Company for such withholding are insufficient, it will be a condition to the vesting of the Restricted Stock or the payment of such amounts that the Executive pay such taxes or make provisions that are satisfactory to the Company for the payment of such taxes. With the consent of the Company, the Executive may elect to satisfy all or any part of any such withholding obligation by surrendering to the Company or any subsidiary of the Company a portion of the vested shares, and the shares so surrendered by the Executive will be credited against any such withholding obligation at the Fair Market Value (as determined under Section 4(b)) of such shares on the date of such surrender.
     11. Compliance with Law. The Company will make reasonable efforts to comply with all applicable federal and state securities laws; provided, however, notwithstanding any other provision of this Agreement, the Company will not be obligated to issue shares or other securities if the issuance would result in a violation of any such law.
     12. Amendments. Any amendment to the Plan will be deemed to be an amendment to this Agreement to the extent that the amendment is applicable to this Agreement; provided, however, that no amendment will adversely affect the rights of the Executive under this Agreement without the Executive’s consent.
     13. Severability. In the event that one or more of the provisions of this Agreement is invalidated for any reason by a court of competent jurisdiction, any provision so invalidated will be deemed to be separable from the other provisions of this Agreement, and the remaining provisions hereof will continue to be valid and fully enforceable.
     14. Relation to Plan. This Agreement is subject to the terms and conditions of the Plan. In the event of any inconsistency between the provisions of this Agreement and the Plan, however, the terms of this Agreement will govern. Capitalized terms used herein without definition will have the meanings assigned to them in the Plan. The Compensation Committee of the Board of Directors of the Company, acting pursuant to the Plan, as constituted from time to time, will, except as expressly provided otherwise herein, have the right to determine any questions that arise in connection with this Agreement.
     15. Governing Law. The interpretation, performance, and enforcement of this Agreement will be governed by the laws of the State of Texas.
     IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by its duly authorized officer and Executive has also executed this Agreement in duplicate as of the day and year first above written.

ASHMORE ENERGY INTERNATIONAL

By
Name:
Title:

EXECUTIVE

Signature

Print Name

Date: , 2006

Exhibit A
Representations and Warranties of US Persons
If the Executive has indicated in Section l(c) of the Agreement that he is a U.S. Person as defined therein, the Executive hereby represents and warrants to the Company as follows:
(i) He is acquiring the Restricted Stock for his own account for investment purposes only and not with a view towards a distribution thereof in violation of applicable securities laws;
(ii) He is an accredited investor within the meaning of Regulation D under the US Securities Act of 1933, as amended (the “Securities Act”), because he either (A) has an individual net worth, or joint net worth with his spouse, as of the date hereof, in excess of $1 million or (B) had an individual income in excess of $200,000 in each of the two most recent years or joint income with his spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year;
(iii) He understands that the Restricted Stock to be issued to him has not been registered under the Securities Act or the securities or blue sky laws of any State of the United States or any other jurisdiction. He also understands that the Restricted Stock is being offered and sold to him pursuant to an exemption from registration contained in the Securities Act and any such State or other jurisdictions’ securities or blue sky laws based in part upon his representations contained in this Agreement. He agrees not to offer, sell or transfer the Restricted Stock unless registered under the Securities Act and applicable State securities or blue sky laws or pursuant to an available exemption from such registration;
(iv) He has such knowledge and experience in financial and business matters so that he is capable of evaluating the merits and risks of his investment in the Company and is able to bear the economic risk of this investment indefinitely;
(v) He understands that the Restricted Stock will be uncertificated, but that if certificates representing the Restricted Stock are subsequently prepared, such certificates will bear any legends required under applicable federal and State securities laws.

Exhibit B
Representations and Warranties of non-US Persons
If the Executive has indicated in Section l(c) of the Agreement that he is a not a U.S. Person as defined therein, the Executive hereby represents and warrants to the Company as follows:
(i) He is acquiring the Restricted Stock for his own account (and not for the account or benefit of or on behalf of any U.S. Person) for investment purposes only and not with a view towards a distribution thereof in violation of applicable securities laws;
(ii) The offer to acquire the Restricted Stock was not made to him in the United States and at the time of the execution of this Agreement and his acquisition of the Restricted Stock he will be outside the United States;
(iii) He understands that the Restricted Stock to be issued to him has not been registered under the Securities Act or the securities or blue sky laws of any State of the United States or any other jurisdiction. He also understands that the Restricted Stock is being offered and sold to him pursuant to an exemption from registration contained in the Securities Act and any such State or other jurisdictions’ securities or blue sky laws based in part upon his representations contained in this Agreement. He agrees not to offer, sell or transfer the Restricted Stock unless registered under the Securities Act and applicable State securities or blue sky laws or pursuant to an available exemption from such registration. In addition, he understands and agrees no hedging transactions involving the Restricted Stock may be conducted unless in compliance with the Securities Act and applicable State securities or blue sky laws;
(iv) He has such knowledge and experience in financial and business matters so that he is capable of evaluating the merits and risks of his investment in the Company and is able to bear the economic risk of this investment indefinitely;
(v) He understands that the Restricted Stock will be uncertificated, but that if certificates representing the Restricted Stock are subsequently prepared, such certificates will bear any legends required under applicable securities laws; and
(vi) He and the Company each acknowledge and agree that the Company is required to refuse to register any transfer of the Restricted Stock not made in accordance with the provisions of Regulation S under the Securities Act, pursuant to registration under the Securities Act, or pursuant to an available exemption from registration.

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